EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Comverse Technology, Inc. on Form S-3 of our report dated February 12, 1998, appearing in the Annual Report on Form 10-K of Comverse Technology, Inc. for the year ended December 31, 1997, our report dated March 31, 1998, appearing in the Transition Report on Form 10-K of Comverse Technology, Inc. for the period ended January 31, 1998, and our report dated June 17, 1998, appearing in the Current Report on Form 8-K of Comverse Technology, Inc. dated June 30, 1998, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

New York, New York
September 17, 1998